EXHIBIT 4.3

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                 ISOLAGEN, INC.

         Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware ("DGCL"), Isolagen, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company on May 7, 2003, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, which authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share:

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company and pursuant to the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of preferred stock, herein designated and authorized as Series B Convertible Preferred Stock, par value $0.001 per share ("Series B Preferred Stock"), which shall consist of 200,000 of the 5,000,000 shares of preferred stock which the Company now has authority to issue, and the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof as follows:

         1. NUMBER AND RANK. The number of shares constituting the Series B Preferred Stock shall be 200,000. The Series B Preferred Stock shall rank senior to the Common Stock (as defined below) with respect to the payment of dividends and distributions on Liquidation (as defined below). The Series B Preferred Stock shall rank junior to the Series A Preferred Stock (as defined below) with respect to the payment of dividends and distributions on Liquidation.

         2. DEFINITIONS. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

         "Board" means the Board of Directors of the Company.

         "Business Combination" means (i) any consolidation or merger of the Company with or into any Person; (ii) any Change of Control Stock Issuance; or
(iii) the sale, assignment conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets followed by a liquidation of the Company.

         "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in Houston, Texas generally are authorized or required by law or other governmental actions to close.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "Certificate" means the Certificate of Incorporation of the Company, as amended (including any certificate of designation establishing a series of preferred stock).

         "Certificate of Designation" means this Certificate of Designation of Series B Preferred Stock.

         "Change of Control Stock Issuance" shall mean any issuance, in a single transaction or series of related transactions, by the Company of shares of Common Stock or Common Stock Equivalents in connection with the acquisition of assets (including cash) or securities by the Company or a Subsidiary of the Company (including by way of a merger of a Subsidiary of the Company with or into a Person), except where (i) the shareholders of the Company immediately prior to such issuance own (in substantially the same proportion relative to each other as such shareholders owned the Common Stock or Voting Stock of the Company, as the case may be, immediately prior to such consummation) (x) more than 50% of the Voting Stock of the Company immediately after such issuance, and (y) more than 50% of the outstanding Common Stock immediately after such issuance; or (ii) the members of the Board immediately prior to entering into the agreement relating to such issuance (or if no such agreement is entered into, then immediately prior to the consummation of such issuance) constitute at least a majority of the Board immediately after such issuance, with no agreements or arrangements in place immediately after such consummation that would result in the members of the Board immediately prior to the entering into the agreement relating to such issuance ceasing to constitute at least a majority of the Board. In calculating the percentage of the Voting Stock of the Company owned by the shareholders of the Company immediately prior to an issuance of Common Stock or Common Stock Equivalents in which there is more than one class or series of Voting Stock, the percentage of the Voting Stock shall be calculated based on the number of votes eligible to be cast in the election of the directors of the Company generally. In calculating the percentages of Voting Stock and Common Stock owned for purposes of this definition, such calculation shall be calculated on a basis assuming the exercise or conversion in full of all Common Stock Equivalents and on a basis disregarding all Common Stock Equivalents, and the percentage which results in the lower percentage owned by the shareholders of the Company shall apply in the application of clause (i) above.

         "Common Stock" means the Company's common stock, par value $0.001 per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to a Business Combination to which the Company is a party.

         "Common Stock Equivalents" means (without duplication with any other Common Stock or Common Stock Equivalents) rights, warrants, options, convertible securities or exchangeable securities, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock.

         "Company" means Isolagen, Inc., a Delaware corporation.

         "Conversion Date" is defined in Section 6(E).

         "Conversion Price" means $3.50 per share of Series B Preferred Stock, as adjusted from time to time in accordance with Section 7.

         "Conversion Ratio" is defined in Section 6(D).

         "DGCL" means the General Corporation Law of the State of Delaware, as amended, or any successor statute or other legislation.

         "Dividend Payment Date" is defined in Section 3(A).

         "Dividend Period" is defined in Section 3(A).

         "Excluded Stock" means (i) shares of Series B Preferred Stock issued by the Company as a stock dividend payable in shares of Series B Preferred Stock in accordance with Section 3 or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock, which will be subject to the provisions of
Section 7(A)(iii))], (ii) shares of Common Stock to be issued to employees, directors, consultants and advisors of the Company pursuant to the Stock Plans in accordance with their respective terms; and (iii) shares of Series A Preferred Stock issued by the Company as a stock dividend payable in shares of Series A Preferred Stock in accordance the Series A Preferred Stock Certificate of Designation or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock, which will be subject to the provisions of
Section 7(A)(iii)).

         "Final Mandatory Conversion Date" is defined in Section 6(C).

         "Holder" means a holder of record of Series B Preferred Stock.

         "Issue Date" means with respect to any shares of Series B Preferred Stock the original date of issuance of such shares of Series B Preferred Stock.

         "Junior Securities" means Capital Stock that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series B Preferred Stock.

         "Liquidation" means the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, however, that a merger or consolidation shall not be deemed a Liquidation nor shall the sale of assets not requiring shareholder approval be deemed to be a Liquidation.

         "Liquidation Preference" is defined in Section 5.

         "Mandatory Trading Conversion Date" is defined in Section 6(B).

         "Market Price" means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the applicable security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (i) the closing sale price for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market; or
(ii) if such security is so traded, but not so quoted, the average of the closing reported bid and asked prices of such security as reported by the Nasdaq Stock Market or any comparable system; or (iii) if such security is not listed on the Nasdaq Stock Market or any comparable system but is actively traded, the average of the closing bid and asked prices as furnished by two (2) members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price shall be deemed to be the fair value per share of such security as determined by a nationally recognized investment banking firm selected by the Board and reasonably acceptable to the Holders of a majority of the outstanding shares of Series B Preferred Stock.

         "Offering" means the offering of shares of Series B Preferred Stock pursuant to that certain private placement memorandum of the Company, dated March 10, 2003, as amended or supplemented.

         "Parity Securities" means Capital Stock that, with respect to dividends or distributions upon Liquidation, is pari passu with the Series B Preferred Stock.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Record Date" is defined in Section 3(A).

         "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

         "Senior Securities" means Capital Stock that, with respect to dividends or distributions upon Liquidation, ranks senior to the Series B Preferred Stock.

         "Series A Preferred Stock" means the Series A Preferred Stock, par value $0.001 per share, of the Company.

         "Series B Preferred Stock" means the Series B Preferred Stock, par value $0.001 per share, of the Company.

         "Stated Value" is an amount equal to $28.00 per share of Series B Preferred Stock.

         "Stock Plans" means the Company's stock option, stock incentive, restricted stock, employee stock purchase or other similar plans, in each case that have been approved by the Company's shareholders.

         "Subsidiary" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person; or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest or, with respect to a limited partnership, is a general partner of such limited partnership.

         "Trading Day" means a day on which the principal market with respect to the security in question is regularly scheduled to be open for trading, or if there is not such principal market, then a day on which the New York Stock Exchange is regularly scheduled to be open for trading.

         "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote in the election of the board of directors, managers or trustees of such Person.

         The foregoing definitions will be equally applicable to both the singular and plural forms of the defined terms.

         3.       DIVIDENDS AND DISTRIBUTIONS.

                  (A) The holders of Series B Preferred Stock shall be entitled to receive, out of the assets of the Company legally available for that purpose, cumulative preferential dividends in either shares of Series B Preferred Stock at its Stated Value or cash, as determined by the Board in its sole discretion, at a rate per annum of six percent (6%) of the Stated Value (equivalent to $1.68 per share per annum) for each share of Series B Preferred Stock, and, except as provided in
         Section 3(B), no more, to be paid in accordance with the terms of this
         Section 3. Such dividends shall be cumulative from the Issue Date and shall be payable in arrears, when and as declared by the Board, on December 31 of each year ("Dividend Payment Date"), commencing on the first such Dividend Payment Date following the Issue Date; provided that if any Dividend Payment Date shall not be a Business Day, then the Dividend Payment Date shall be on the next succeeding day that is a Business Day. The period from the Issue Date to the next Dividend Payment Date and each annual period between consecutive Dividend Payment Dates shall hereinafter be referred to as "Dividend Periods." Dividends for the initial Dividend Period shall be pro rated on a daily basis commencing on and including the Issue Date on the basis of a 365-day year. Each such dividend shall be paid to the holders of record of the Series B Preferred Stock as their names appear on the share register of the Company on the corresponding Record Date. As used above, the term "Record Date" means, with respect to the dividend payable on the Dividend Payment Date of each year, the preceding December 15, or such other record date designated by the Board with respect to the dividend payable on such respective Dividend Payment Date not exceeding thirty (30) days preceding such Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid, together with any accrued but unpaid interest thereon to and including the date of payment, at any time, without reference to any Dividend Payment Date, to holders of record on a date designated by the Board, not exceeding thirty (30) days preceding the payment date thereof, as may be fixed by the Board.

                  (B) If, on any Dividend Payment Date, the Company fails to pay dividends, then until the dividends that were scheduled to be paid on such date are paid, such dividends shall cumulate. Dividends for any period less than a full annual Dividend Period or for a period commencing on a Dividend Payment Date and ending on a Conversion Date shall cumulate on a day-to-day basis and shall be computed on the basis of a 365-day year.

                  (C) So long as any shares of the Series B Preferred Stock shall be outstanding, (i) the Company shall not declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Junior Securities (except a dividend or distribution payable solely in shares of Junior Securities); (ii) the Company shall not declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Parity Securities ranking on parity with the Series B Preferred Stock with respect to dividends or distributions (except a dividend or distribution payable solely in shares of Junior Securities), unless declared and paid pro rata with the Series B Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled; and (iii) the Company shall not and shall cause its Subsidiaries not to repurchase, redeem or otherwise acquire or set aside any cash or property for the repurchase or redemption of any Junior Securities or Parity Securities, unless in each such case all dividends to which the holders of the Series B Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof shall have been set aside.

         4. VOTING RIGHTS. The Holders shall have the following voting rights with respect to the Series B Preferred Stock:

                  (A) Subject to applicable law, the shares of Series B Preferred Stock shall have no voting rights other than as set forth in this Section 4.

                  (B) Holders of shares of the Series B Preferred Stock shall be entitled to vote upon all matters upon which holders of Common Stock and Series A Preferred Stock have the right to vote, and Holders shall have that number of votes on all such matters as is equal to the Conversion Ratio that would apply if such Holder's shares of Series B Preferred Stock were to be converted pursuant to Section 6(A) as of the record date for the determination of the shareholders entitled to vote on such matters, or, if no such record date is established as of the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each Holder could be converted) shall be rounded up to the nearest whole number.

                  (C) The consent of the Holders of at least a majority of the Series B Preferred Stock, voting separately as a single class with one (1) vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of shareholders called for the purpose, shall be necessary to:

                           (i) amend, alter or repeal, by way of merger or otherwise, any of the provisions of the Certificate so as to authorize, create or issue any shares of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock a class of Parity Securities or Senior Securities);

                           (ii) issue any Parity Securities or Senior Securities; or

                           (iii) amend, alter or repeal, by way of merger or otherwise, any of the provisions of (x) the Certificate of Designation or any certificate of designation of terms of any Parity Securities; or (y) the Certificate so as to affect adversely any of the rights, preferences or privileges of the Holders.

         5. LIQUIDATION PREFERENCE. In the event of any Liquidation, after payment or provision for payment by the Company of the debts and other liabilities of the Company and the liquidation preference of any Senior Securities that rank senior to the Series B Preferred Stock with respect to distributions on Liquidation, each Holder shall be entitled to receive an amount in cash for each share of the then outstanding Series B Preferred Stock held by such Holder equal to the Stated Value per share, plus an amount equal to all accrued but unpaid dividends thereon, whether or not earnings are available in respect of such dividends or such dividends have been declared, to and including the date full payment is tendered to the Holders with respect to such Liquidation, and no more (such amount being referred to herein as the "Liquidation Preference"), before any distribution shall be made to the holders of any Junior Securities upon the Liquidation of the Company. In case the assets of the Company available for payment to the Holders upon a Liquidation are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series B Preferred Stock and all outstanding Senior Securities or Parity Securities, in each case ranking on parity with the Series B Preferred Stock as to distributions on Liquidation, in the amounts to which the holders of such shares are entitled, then the entire assets of the Company available for payment to the Holders of Series B Preferred Stock and holders of such Senior Securities or Parity Securities will be distributed ratably among the Holders of the Series B Preferred Stock and the holders of such Senior Securities or Parity Securities, based upon the aggregate amount due on such shares upon Liquidation. Written notice of any Liquidation of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the Holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

         6. CONVERSION RIGHTS. The Series B Preferred Stock shall be convertible as follows:

                  (A) Conversion at Holder's Option. The Holder of any shares of Series B Preferred Stock shall have the right at such Holder's option, at any time prior to either the Mandatory Trading Conversion Date or the Final Mandatory Conversion Date and without the payment of any additional consideration, to convert any or all of such shares of Series B Preferred Stock into a number of fully paid and nonassessable shares of Common Stock for each such share of Series B Preferred Stock equal to the Conversion Ratio, upon the terms hereinafter set forth.

                  (B) Mandatory Conversion in the Event of Certain Market Price of Common Stock. If after June 1, 2004 the shares of Common Stock are traded on a nationally recognized exchange, then at such time that the Market Price of shares of Common Stock for a period of twenty (20) consecutive Trading Days, as reported on such exchange, is equal to or greater than $8.00 per share (the "Mandatory Trading Conversion Date"), each outstanding share of Series B Preferred Stock shall, without any action on the part of the Holder of such share or the Company, be converted automatically into a number of full paid and nonassessable shares of Common Stock equal to the Conversion Ratio in effect on the Mandatory Trading Conversion Date.

                  (C) Mandatory Conversion on June 1, 2008. On June 1, 2008 (the "Final Mandatory Conversion Date"), each outstanding share of Series B Preferred Stock shall, without any action on the part of the Holder of such share or the Company, be converted automatically into a number of full paid and nonassessable shares of Common Stock equal to the Conversion Ratio in effect on the Final Mandatory Conversion Date.

                  (D) Conversion Ratio. In the event of a conversion pursuant to Sections 6(A), (B) or (C), the "Conversion Ratio" shall be a number of shares of Common Stock calculated by dividing (a) the Stated Value plus any accrued and unpaid dividends to and including the applicable Conversion Date by (b) the Conversion Price in effect on the applicable Conversion Date.

                  (E) Mechanics of Conversion. The Holder of any shares of Series B Preferred Stock may exercise the conversion right specified in
         Section 6(A) by surrendering to the Company or any transfer agent of the Company the certificate or certificates representing the shares of Series B Preferred Stock to be converted, accompanied by written notice specifying the number of such shares to be converted. Upon the occurrence of the Mandatory Trading Conversion Date or the Final Mandatory Conversion Date, all of the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the Holders of such shares of the Company and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided that the Company shall not be obligated to issue to any such Holder certificates evidencing the shares of Common Stock issuable upon such conversion unless (i) certificates evidencing the shares of Series B Preferred Stock are either delivered to the Company or any transfer agent of the Company; or (ii) the holder notifies the Company or any transfer agent of the Company that the such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. If the certificates representing shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock are to be issued in a name other than the name on the face of the certificates representing such shares of Series B Preferred Stock, such certificates shall be accompanied by such evidence of the assignment and such evidence of the signatory's authority with respect thereto as deemed appropriate by the Company or its transfer agent. Conversion shall be deemed to have been effected (i) on the date when the notice of an election to convert pursuant to Section 6(A) and certificates representing the shares being converted are actually received by the Company or any transfer agent of the Company; (ii) on the Mandatory Trading Conversion Date; or (iii) on the Final Mandatory Conversion Date, as the case may be. Such dates that conversion shall be deemed to be effective shall be referred to herein as the "Conversion Date." Subject to the provisions of Section 7(E), as promptly as practicable after the Conversion Date, the Company shall issue and deliver to or upon the written order of such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled upon such conversion and a check or cash with respect to any fractional interest in a share of Common Stock, as provided in Section 6(F). The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a holder of record of such shares of Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion pursuant to Section 6(A), the Company shall issue and deliver to or upon the written order of the Holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate representing the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

                  (F) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. If more than one (1) share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Market Price of the Common Stock on the Conversion Date.

                  (G) Authorization and Issuance. The Company covenants and agrees that:

                           (i) the shares of Common Stock issuable upon any conversion of any shares of Series B Preferred Stock will be deemed to have been issued (i) to the Person exercising such conversion rights under Section 6(A) on the Conversion Date or
                  (ii) the record holder of the shares of Series B Preferred Stock to be converted, as reflected on the books and records of the Company or its transfer agent, on the Mandatory Trading Conversion Date or the Final Mandatory Conversion Date, as the case may be, and such Person will be deemed for all purposes to have become the record holder of such shares of Common Stock on the Conversion Date;

                           (ii) all shares of Common Stock which may be issued upon any conversion of any Series B Preferred Stock will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof;

                           (iii) the Company will take all such action as may be necessary to assure that all shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock may be issued without violation of any applicable law or regulation or of any requirements of any domestic securities exchange upon which securities of the same class may be listed;

                           (iv) the Company will not take any action which would result in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such action upon conversion of all shares of Series B Preferred Stock, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding Common Stock Equivalents, would exceed the total number of shares of Common Stock then authorized by the Certificate;

                           (v) the Company will at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of the Series B Preferred Stock having conversion privileges from time to time outstanding are convertible; and

                           (vi) the Company will at no time close its transfer books against the transfer of the Series B Preferred Stock or of any share of Common Stock issued or issuable upon the conversion of the Series B Preferred Stock in any manner which interferes with the timely conversion of the Series B Preferred Stock.

         7. CONVERSION PRICE ADJUSTMENTS. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (A) Common Stock Issued at Less than Conversion Price. If the Company issues or sells any Common Stock, other than Excluded Stock, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale, by a fraction, (1) the numerator of which shall be (i) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale. For the purposes of any adjustment of the Conversion Price pursuant to this Section 7(A), the following provisions shall be applicable:

                           (i) in the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof;

                           (ii) in the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board, irrespective of any accounting treatment;

                           (iii) in the case of the issuance of (a) options, warrants or other rights to purchase or acquire Common Stock,
                  (b) securities by their terms convertible into or exchangeable for Common Stock or (c) options, warrants or rights to purchase such convertible or exchangeable securities:

                                    (1)      the aggregate maximum number of
                           shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 7(A)(i) and (ii)), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                                    (2)      the aggregate maximum number of
                           shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 7(A)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                                    (3)      on any change in the number of
                           shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                                    (4)      on the expiration or cancellation
                           of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                                    (5)      if the Conversion Price shall have
                           been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof;

                  provided, however, that no increase in the Conversion Price shall be made pursuant to subclauses (1) or (2) of this
                  Section 7(A)(iii).

                  (B) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (1) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (2) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (3) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder of any shares of Series B Preferred Stock surrendered for conversion or exchange after such date shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after such date had such Series B Preferred Stock been converted or exchanged immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                  (C) Business Combinations. In case of any Business Combination in which the holders of shares of Common Stock are entitled to receive stock, securities or property by virtue of their ownership of Common Stock or a reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 7(B)), each share of Series B Preferred Stock shall after the date of such Business Combination or reclassification be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable upon conversion of such share of Series B Preferred Stock immediately prior to such Business Combination or reclassification would have been entitled upon such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holders of the shares of Series B Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series B Preferred Stock. In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Holder of the Series B Preferred Stock shall have the right to make a similar election as of the Conversion Date with respect to the number of shares of stock or other securities or property into which the Series B Preferred Stock shall be convertible.

                  (D) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 7 shall be made to the nearest one tenth (1/10th) of a cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 7 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more. In addition, in no event shall be Conversion Price be adjusted to less than the lesser of $0.01 per share or the par value of the Common Stock.

                  (E) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this
         Section 7 shall require that an adjustment to the Conversion Price shall become effective immediately after a record date for an event, the Company may defer the following until the occurrence of such event:
         (1) issuing to the Holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment; and (2) paying to such Holder any amount of cash in lieu of a fractional share of such Common Stock; provided, however, that the Company upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                  (F) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 7 the Company shall forthwith file, at the office of any transfer agent for the Series B Preferred Stock and at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at its address appearing in the Company's records.

                  (G) Notices. In the event that the Company shall propose to take any action of the type described in Section 7 (but only if the action of the type described in Section 7 would result in an adjustment in the Conversion Price or a change in the type of securities or property to be delivered upon a conversion or exchange of Series B Preferred Stock), the Company shall give notice to each Holder, in the manner set forth in Section 7(F), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of the Series B Preferred Stock. In the case of any action which would require the fixing or a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                  (H) No Impairment. The Company will not, by amendment of the Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Sections 6 and 7 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series B Preferred Stock against impairment.

                  (I) No Duplication of Adjustments. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions of this Section 7, only one adjustment shall be made and such adjustment shall be the adjustment that results in the lowest Conversion Price after giving effect to such adjustment.

         8. LIMITATIONS ON SERIES B PREFERRED STOCK. No share or shares of Series B Preferred Stock the Company acquires through conversion, redemption, option, exchange or otherwise will be reissued as Series B Preferred Stock, and all such shares will be canceled, retired and eliminated from the shares of Series B Preferred Stock which the Company will be authorized to issue, and will be restored to the status of authorized but undesignated preferred stock of the Company eligible for designation and reissuance subject to the terms hereof and the Certificate.

         9. WAIVERS. With the written consent of Holders of a majority of the Series B Preferred Stock, the obligations of the Company and the rights of the Holders under this Certificate of Designation may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Upon the effectuation of each such waiver, the Company will promptly give written notice thereof to the Holders who have not previously consented thereto in writing.

         IN WITNESS WHEREOF, this Certificate of Designation has been signed on behalf of the Company by its Chief Executive Officer and attested to by its Chief Financial Officer and Secretary, all as of the 8th day of May, 2003.

                                   ISOLAGEN, INC.

                                   By: /s/ Michael Macaluso
                                       -----------------------------------------
                                       Michael Macaluso, Chief Executive Officer

ATTEST:

By: /s/ Jeffrey w. Tomz
    -------------------------------------------------------
     Jeffrey W. Tomz, Chief Financial Officer and Secretary